     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1994
                                                  REGISTRATION NO. 33-__________
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                          -------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                         THE SECURITIES ACT OF 1933

                          -------------------------

                         WEINGARTEN REALTY INVESTORS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                                             74-1464203
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                           2600 CITADEL PLAZA DRIVE
                             HOUSTON, TEXAS  77008
                                 (713) 866-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               STANFORD ALEXANDER
                          WEINGARTEN REALTY INVESTORS
                            2600 CITADEL PLAZA DRIVE
                             HOUSTON, TEXAS  77008
                                 (713) 866-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.

                          -------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


                      CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                  PROPOSED
                                                  AMOUNT           MAXIMUM          PROPOSED MAXIMUM
            TITLE OF SECURITIES                    BEING        OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
             BEING REGISTERED                    REGISTERED      PER SHARE(1)           PRICE(1)           REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------
SHARES OF BENEFICIAL INTEREST,
   PAR VALUE $0.03 PER SHARE                      300,020          $38.50              $11,550,770             $3,984
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

                           -------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 11, 1994

                                 300,020 SHARES
                          WEINGARTEN REALTY INVESTORS
                         SHARES OF BENEFICIAL INTEREST

                           -------------------------

              The 300,020 shares of beneficial interest ("Shares") of Weingarten Realty Investors (the "Company") offered hereby (the "Offered Shares") are being sold by the selling shareholders named herein (the "Selling Shareholders"). The Shares are subject to certain restrictions on transferability designed to preserve the Company's status as a real estate investment trust for federal income tax purposes. See "Description of Shares." The Company will receive no part of the proceeds of the sales of the Offered Shares but will incur certain expenses, estimated at $45,000, in connection with the offering. See "Selling Shareholders." The last reported sale price of the Shares on the New York Stock Exchange on July 6, 1994 was $38.25 per Share.

                           -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY
                        OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
        ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                           -------------------------

              The Selling Shareholders may from time to time sell all or a portion of the Offered Shares in transactions on the New York Stock Exchange, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades (which may involve crosses) or a distribution by one or more underwriters on a firm commitment or best efforts basis. See "Plan of Distribution." The Selling Shareholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Shareholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities that may result from certain public disclosures of information in connection with the registration, offering and sale of the Offered Shares.

              THE OFFERED SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE OFFERED SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTION FROM REGISTRATION.

                           -------------------------

                 The date of this Prospectus is July 11, 1994.

********************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
********************************************************************************

                             AVAILABLE INFORMATION

              Weingarten Realty Investors (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning trust managers and officers, their remuneration and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street (Suite
1400), Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 and the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the shares of beneficial interest, $0.03 par value (the "Shares"), of the Company are listed.

              The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                           -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents filed by the Company with the Commission (File No. 1-9876) are incorporated by reference in this Prospectus:

              (a)    Annual Report on Form 10-K for the year ended December 31,
      1993;

              (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

              (c) The description of the Shares contained in the Company's Registration Statement on Form 8-B.

              All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                           -------------------------

              UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO M. CANDACE DUFOUR, VICE PRESIDENT AND SECRETARY, WEINGARTEN REALTY INVESTORS, 2600 CITADEL PLAZA DRIVE, HOUSTON, TEXAS 77008, TELEPHONE (713) 866-6000.

                                  THE COMPANY

              The Company has owned and developed shopping centers and other commercial real estate since its organization in 1948, with its principal investment focus on shopping centers. From its inception, the Company has been managed by members of its founding family. As of July 1, 1994, trust managers and executive officers of the Company controlled 3,940,771 shares of beneficial interest, or approximately 15.0% of the Company's outstanding Shares.

              In connection with the acquisition of a tract of property in the area of The Galleria Shopping Center in Houston, Texas, the Company has consummated a merger (the "Merger") with Post Oak Center, Inc. ("Post Oak") and "B" Building, Inc. ("B Building"), the owners of such property. In consideration for the capital stock of Post Oak and B Building acquired in the agreement of merger, the Company has issued 300,020 Shares to the former stockholders of Post Oak and B Building, which are the Offered Shares pursuant to this Prospectus.

              The Company currently conducts its operations in a manner intended to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's principal executive offices are located at 2600 Citadel Plaza Drive, Houston, Texas 77008, and its telephone number is (713) 866-6000. As used herein, the term "Company" refers to Weingarten Realty Investors and its subsidiaries unless the context specifically requires otherwise.

                             USE OF PROCEEDS

              The Company will not receive any of the proceeds from sales of the Offered Shares by the selling shareholders listed below (the "Selling Shareholders"). The costs and expenses incurred in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the offering described herein are estimated to be $45,000 and will be paid by the Company. Each Selling Shareholder will pay underwriters' and brokers' discounts or commissions, if any, attributable to the sale of Offered Shares by such party.

                           SELLING SHAREHOLDERS

              This Prospectus relates to the sale by the Selling Shareholders from time to time of up to 300,020 Offered Shares. The Offered Shares were originally issued by the Company in the Merger. Pursuant to agreements entered in connection with the Merger, 300,020 Shares were issued to the Selling Shareholders as consideration for the acquisition of all of the capital stock of Post Oak and B Building. In connection with the Merger, the Selling Shareholders obtained the right to have the offer and sale of the Offered Shares registered under the Securities Act.

              Pursuant to the Agreement of Merger dated October 1, 1993, as amended, among the Company, Post Oak, B Building and the Selling Shareholders as shareholders of Post Oak and B Building (the "Merger Agreement"), the Selling Shareholders received 300,020 Shares, and the Company was deemed to have made tentative cash contributions in the amount of $170,689 to Post Oak and B Building (subject to potential reimbursement by the Selling Shareholders if in the future the Company's Shares exceed certain market price levels). Liabilities of Post Oak and B Building of approximately $1.97 million were paid by or transferred to the Company ("Transferred Liabilities") in connection with the Merger, and the Selling Shareholders agreed to indemnify the Company for liabilities other than the Transferred Liabilities. The Shares of the Company issued as a portion of the consideration for the capital stock of Post Oak and B Building were issued to the Selling Shareholders with a "price increase guaranty" provision based on the future market price of the Shares.
In accordance with the price increase guaranty, the Company is obligated to pay (in dollars per Share or in additional Shares) to the Selling Shareholders and certain eligible transferees of any Selling Shareholder (including an estate, spouse, lineal ascendant or descendant and certain trusts), as to any Shares then held by such Selling Shareholder or such eligible transferee, the amount by which the market price per Share is less than a stated price of approximately $43 as of July 1, 1996, or, if the guaranty period is extended at the option of the Company, a stated price of approximately $44.25 as of January 1, 1997 or approximately $45.50 as of July 1, 1997.

              The following table provides certain information with respect to the Selling Shareholders and the number of Shares owned, offered and to be owned after the offering by each Selling Shareholder.

                                                                                Maximum                  Number
                                                       Number of               number of                of Shares
                                                     Shares owned             Shares to be             to be owned
                                                      before the              sold in the               after the
         Selling Shareholder                           Offering                 Offering               Offering(1)
         -------------------                         ------------             ------------             -----------
Stephen C. Grant, Trustee of the Gaylord
       Johnson, Jr. 1979 Children's Trust               1,452                     1,452                     0
Gaylord Johnson, Jr.                                   40,350                    40,350                     0
The Estate of
       Alexander Hart Sackton, deceased                51,875                    51,875                     0
Robert T. Sakowitz                                      8,413                     8,413                     0
Gail J. Serrell                                        41,921                    41,921                     0
Nina M. Susman                                         44,864                    44,864                     0
Texas Commerce Bank,
       Trustee of the Nina Susman Trust                22,528                    22,528                     0
Douglas Wyatt, Trustee                                 11,069                    11,069                     0
Lynn S. Wyatt                                          19,459                    19,459                     0
Oscar S. Wyatt, Jr.                                    58,089                    58,089                     0

- --------------------

(1) There is no assurance that the Selling Shareholders will sell any or all of the Offered Shares. Pursuant to the Merger Agreement, the Selling Shareholders have a limited put right to demand that the Company purchase all or any part of the Offered Shares, subject to certain conditions, in the event that the registration of the Offered Shares under the Securities Act is not declared effective or subsequently ceases to be effective and a subsequent registration statement is not filed and declared effective. Such put right would obligate the Company to purchase such Offered Shares, subject to such conditions, at a repurchase price based on the closing price of the Company's Shares on the New York Stock Exchange on the date on which notice of the exercise of the put right is received or deemed received.

              The Company will pay certain costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares offered by the Selling Shareholders including, without limitation, all registration and filing fees, fees with respect to filings with the National Association of Securities Dealers, Inc., fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of counsel for the Company and all independent certified public accountants, fees and expenses of other persons retained by the registrant and fees and expenses incurred in connection with listing the Offered Shares. For information regarding indemnification, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

              The Selling Shareholders may from time to time sell all or a portion of the Offered Shares on the New York Stock Exchange or in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Company's Shares on the New York Stock Exchange. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Offered Shares may be sold include (a) a block trade (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(d) privately negotiated transactions. The Selling Shareholders and any broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

              Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Offered Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution.

              In order to comply with the securities laws of certain states, if applicable, the Offered Shares will be sold in such jurisdictions only through registered or licensed brokers. In addition, in certain states the Offered Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from applicable registration or qualification requirements is available and complied with.

              There is no assurance that the Selling Shareholders will sell any or all of the Offered Shares offered by them.

              The Company will pay certain expenses incident to the offering and sale of the Offered Shares to the public, other than commissions and discounts of underwriters, dealers or agents, if any, and expenses of legal counsel of the Selling Shareholders. Under the Merger Agreement, the Selling Shareholders, their trustees, independent executors and officers and each of their respective successors and assigns will be indemnified by the Company against certain liabilities, including certain liabilities that may result from certain public disclosures of information in connection with the registration, offering and sale of the Offered Shares, except for information supplied to the Company in writing by such parties or by any underwriter.

                             DESCRIPTION OF SHARES

              The Shares of the Company have a par value of $0.03 per Share. Each Share has equal dividend and liquidation rights. The Company is authorized to issue 150,000,000 Shares. Each Share is entitled to one vote, and the holders do not have cumulative voting rights. The Shares have no preference, conversion, exchange, preemptive or appraisal rights and are not subject to redemption, assessment or further call. The Company is also authorized to issue up to 10,000,000 preferred shares, $0.03 par value per share ("Preferred Shares"). The Preferred Shares may be issued in one or more series as determined by the Board of Trust Managers. The Preferred Shares of each such series may have such preferences, conversion and other rights, voting powers, dividends rights, or other terms or conditions as determined by the Board of Trust Managers.

              As of July 1, 1994, the Company had 26,339,799 Shares outstanding. No Preferred Shares are outstanding.

              The Company's Restated Declaration of Trust (the "Declaration") provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Company and that, to the extent practicable, every written contract made by the Company shall contain a provision exculpating shareholders of the Company from any personal liability for such obligations. By statute, the State of Texas provides limited liability for shareholders of a real estate investment trust organized under the Texas Real Estate Investment Trust Act ("REIT Act"). However, certain jurisdictions may not recognize the limited liability provided shareholders under the REIT Act and, therefore, a shareholder may be held personally liable to the extent that such claims are not satisfied by the Company. Because of the uncertainty that may exist in the laws of certain states in which the Company owns property or conducts business, wholly owned subsidiary corporations are utilized to own properties in such states. The bylaws of the Company provide for indemnification of shareholders by the Company for any liabilities incurred in such capacity. The Company believes that its operations have been conducted and will continue to be conducted in such a way so as to avoid, as far as possible, ultimate liability of the shareholders for liabilities of the Company.

              The bylaws provide that annual meetings of shareholders are to be held no later than the second Tuesday of May of each year. Special meetings currently may be called by a majority of the trust managers or upon the written request of the holders of 10% or more of the outstanding Shares. The shareholders have certain voting rights with respect to the election or removal of trust managers, any amendment or alteration of the Declaration and termination of the Company. Such actions generally require a vote of the holders of two-thirds of the outstanding Shares, except that the amendment of provisions of the Declaration relating to the duration of the Company, the prohibition against engaging in non-REIT business, Share ownership requirements and the approval of certain business combination requires the vote of at least 80% of the outstanding Shares.

              The Company operates in a manner intended to qualify for treatment as a REIT under Sections 856 to 860 of the Code. In general, a REIT that distributes to its shareholders at least 95% of its taxable income (other than net capital gain) for a taxable year and that meets certain other conditions will not be taxed on income (including net capital gain) distributed for that year. If the Company fails to qualify in any taxable year, it will be taxed as a corporation for that year, and distributions to shareholders will not be deductible by the Company in computing its taxable income. Under certain circumstances, the Company also will be disqualified from being treated as a REIT for the ensuing four taxable years.

              The Shares are freely transferable except that the transfer of Shares is restricted as described below in certain situations where a proposed transfer could jeopardize the qualification of the Company as a REIT under the Code. For example, the Company would lose its qualification if 50% or more in value of the outstanding Shares, including in some circumstances Preferred Shares and Shares which may be issued upon conversion of outstanding debt securities, if any, were held by five or fewer individuals at any time during the last half of its taxable year or if the number of shareholders were reduced to fewer than 100. In order for the Company to maintain its REIT status under the Code, the Declaration limits each person to ownership of no more than 9.2% of the outstanding Shares. Convertible securities (whether in registered or bearer form) are treated as if such securities had been converted in calculating the ownership limit. As of July 1, 1994, the Company had no outstanding convertible securities. The Declaration provides that any attempted transfers of Shares which would cause a person to exceed the limit shall be null and void. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurances can be given that the restrictions of the Declaration will be effective in maintaining the Company's REIT status. Further, owners of more than 6.5% of the Shares as of January 19, 1988 (currently only Stanford Alexander who at July 1, 1994 beneficially owned approximately 7.2% of the outstanding shares) are exempted from the limit.

              Several provisions in the Declaration may have the effect of deterring a take-over of the Company. These provisions restrict ownership of the Company's outstanding Shares by a single person to 9.2% of such Shares to assist in protecting and preserving the qualification of the Company as a REIT under the Code and include a "fair price" provision that would deter a "two-stage" take-over transaction by requiring an 80% vote of outstanding Shares for certain defined "business combinations" with shareholders owning more than 50% of the Shares if the transaction is neither approved by the Board of Trust Managers nor meets certain price and procedural conditions. In addition, the Declaration includes provisions for the authorization of the Board of Trust Managers to issue up to 10,000,000 Preferred Shares with such rights, qualifications, limitations or restrictions as are stated in the Board of Trust Managers' resolution establishing such series of Preferred Shares.

              Society National Bank is the Transfer Agent and Registrar for the Shares of the Company. The Shares are listed on the New York Stock Exchange (Symbol: WRI).

                                 LEGAL OPINIONS

              Certain matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

              The consolidated financial statements and related financial schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                           -------------------------

                               TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

Available Information...............................................    2
Incorporation of Certain Documents
   by Reference.....................................................    2
The Company.........................................................    3
Use of Proceeds.....................................................    3
Selling Shareholders................................................    3
Plan of Distribution................................................    4
Description of Shares...............................................    5
Legal Opinions......................................................    7
Experts.............................................................    7

================================================================================

================================================================================



                                300,020 SHARES



                               WEINGARTEN REALTY
                                   INVESTORS

                         SHARES OF BENEFICIAL INTEREST



                                    --------
                                   PROSPECTUS
                                    --------




                                JULY 11, 1994

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       SEC Registration fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   3,984
       Accounting fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . .       10,000
       Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,000
       Printing and engraving   . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,500
       Blue Sky fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . .        2,500
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,016
                                                                                         ---------
            Total*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  45,000
                                                                                         =========

- --------------------
* Not including underwriters' and brokers' discounts or commissions, if any, and legal or accounting fees, if any, attributable to the sale of offered shares by the Selling Shareholders.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Subsection (B) of Section 9.1 of the Texas Real Estate Investment Trust Act (the "Act") empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

              The Act further provides that a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.1 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

              Section 15 of the Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon the written opinion of any attorney for the real estate investment trust. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty under a real estate investment trust, save only for his own willful misfeasance or malfeasance or negligence.

              Article Sixteen of the Restated Declaration of Trust of the Company provides that the Company shall indemnify officers and trust managers, as set forth below.

              (a) The Company shall indemnify, to the extent provided in the Company's Bylaws, every person who is or was a Trust Manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

              (b)    If the indemnification provided in paragraph (a) is either
       (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a Trust Manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

              The Company's Bylaws provide that the Company may indemnify any Trust Manager or officer of the Company who was, is or is threatened to be made a part to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and that, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to the Company, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

              Under Section 11.4 of the Merger Agreement filed as Exhibit 10.1 hereto, as amended, the Company has agreed to indemnify, under certain conditions, the Selling Shareholders against certain liabilities in connection with the offering of the Offered Shares.

ITEM 16.      LIST OF EXHIBITS.

      5.1 Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.

     10.1 Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated October 1, 1993.

     10.2 First Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated December 15, 1993.

     10.3 Second Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated December 22, 1993.

     10.4 Third Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated February 28, 1994.

     10.5 Fourth Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated May 31, 1994.

     10.6 Second Amended Price Increase Guaranty by and between Weingarten Realty Investors and the shareholders of Post Oak Center, Inc. and "B" Building, Inc., dated June 30, 1994.

     23.1 The consent of Andrews & Kurth L.L.P. to the use of their opinion in this Registration Statement is contained in the opinion filed as Exhibit 5.1.

     23.2 The consent of Deloitte & Touche is included in Part II of this Registration Statement.

     24.1 A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature pages contained in Part II of this Registration Statement.

- --------------------

ITEM 17.      UNDERTAKINGS.

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)    To include any prospectus required by Section 10(a)
       (3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

              Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by referenced in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of July, 1994.


                                        WEINGARTEN REALTY INVESTORS





                                        By:     /s/  STANFORD ALEXANDER
                                            ____________________________________
                                                     Stanford Alexander
                                                         Chairman


                               POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanford Alexander and Joseph W. Robertson, Jr., and each of them, his true and actual attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 Signature                                         Title                           Date
                 ---------                                         -----                           ----

       /s/  STANFORD ALEXANDER
_______________________________________________       Chairman and Trust Manager             July 11, 1994
            Stanford Alexander                          (Chief Executive Officer)


       /s/  ANDREW M. ALEXANDER
______________________________________________        Executive Vice President and            July 11, 1994
            Andrew M. Alexander                              Trust Manager


        /s/  MARTIN DEBROVNER
______________________________________________        President and Trust Manager             July 11, 1994
             Martin Debrovner


         /s/   MELVIN A. DOW
______________________________________________               Trust Manager                    July 11, 1994
               Melvin A. Dow


        /s/  STEPHEN A. LASHER
______________________________________________               Trust Manager                        July 11, 1994
             Stephen A. Lasher


    /s/  JOSEPH W. ROBERTSON, JR.
______________________________________________        Executive Vice President and                July 11, 1994
         Joseph W. Robertson, Jr.                            Trust Manager
                                                        (Chief Financial Officer)

      /s/  DOUGLAS W. SCHNITZER
______________________________________________               Trust Manager                        July 11, 1994
           Douglas W. Schnitzer


         /s/  MARC J. SHAPIRO
______________________________________________               Trust Manager                        July 11, 1994
              Marc J. Shapiro


          /s/  J.T. TROTTER
______________________________________________               Trust Manager                        July 11, 1994
               J.T. Trotter


        /s/  M. CANDACE DUFOUR
______________________________________________        Vice President and Secretary                July 11, 1994
             M. Candace DuFour


       /s/  STEPHEN C. RICHTER
______________________________________________        Vice President and Treasurer                July 11, 1994
            Stephen C. Richter                       (Principal Accounting Officer)

                              INDEX TO EXHIBITS
    EXHIBIT
    NUMBER
    -------

      5.1 Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.

     10.1 Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated October 1, 1993.

     10.2 First Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated December 15, 1993.

     10.3 Second Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated December 22, 1993.

     10.4 Third Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated February 28, 1994.

     10.5 Fourth Amendment to Agreement of Merger by and between Weingarten Realty Investors, WRI/Post Oak, Inc., Post Oak Center, Inc. and "B" Building, Inc., dated May 31, 1994.

     10.6 Second Amended Price Increase Guaranty by and between Weingarten Realty Investors and the shareholders of Post Oak Center, Inc. and "B" Building, Inc., dated June 30, 1994.

     23.1 The consent of Andrews & Kurth L.L.P. to the use of their opinion in this Registration Statement is contained in the opinion filed as Exhibit 5.1.

     23.2 The consent of Deloitte & Touche is included in Part II of this Registration Statement.

     24.1 A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature pages contained in Part II of this Registration Statement.